Exhibit 99.1

ACV – Copart Transaction Employee Letter

To: All Employees

From: ACV CEO

Subject: ACV to Combine with Copart

Team ACV,

I’m pleased to share that we have agreed to be acquired by Copart. This is an exciting step in our mission to build the most trusted, transparent, and efficient digital marketplace and data solutions for the automotive industry and will enable us to reach even greater heights.

When I first invested in ACV, well before it was a publicly traded company, I knew the company had the potential to transform our industry. Since then, we have successfully scaled our business with geographic and global expansion, new products, and new revenue streams to help our dealers and commercial partners solve the challenges that they have faced for generations.

We are proud of how far we’ve come. We also recognize there is more work to do to capture the significant opportunity in front of us. Copart’s scale and resources will enable us to do so.

With Copart, we will be part of a company which today has 11,600 full- and part-time employees and a global footprint spanning more than 250 locations across 11 countries. Together, we will be able to offer an expanded suite of end-to-end services and solutions, including inventory management, pickup and towing, storage, yard operations, title processing, sale administration and payment/remittance, transportation, and shipping support and services for domestic and international buyers, among many others. Copart’s substantial financial resources will enable us to accelerate the development and launch of new and existing key technology initiatives, including VIPER, ClearCar and ACV MAX, which we know are critical to our customers’ success.

Copart is acquiring ACV because they recognize the power of our platform and technology and believe it can fuel Copart’s growth momentum. By combining our technology capabilities and innovation engine with Copart’s marketplace infrastructure, we will create a leader in the businesses in which each company competes. Copart knows that our team is the bedrock of our success, and like us, they are committed to providing employees with tools and support to succeed.

Importantly, today's announcement is only the first step in the process. We expect the transaction to close by the end of calendar year 2026, subject to a majority of ACV’s shares being tendered into the offer associated with this agreement and customary regulatory approvals and closing conditions. Until then, ACV and Copart will remain separate companies and continue to operate independently. I ask that you stay focused on the important work in front of us and continue delivering for our dealers and commercial partners.

We will host a Company Call tomorrow at 11 AM EDT to discuss the acquisition. You should expect to receive an invite shortly. In the meantime, we have attached FAQs to address questions that may be top of mind.

I want to thank every member of the ACV  team. Today's announcement would not have been possible without your hard work, creativity and belief in our mission. I’m incredibly confident in the path ahead and am excited for our future.

Best,

George

Forward Looking Statements

The contents of this communication include statements that are, or may be deemed to be, "forward-looking statements." These forward-looking statements generally can be identified by the use of forward-looking words, such as "aim", "anticipate", "aspire", "believe", "can", "continue", "could", "estimate", "expect", "entail", "forecast", "future", "goals", "hope", "intend", "is designed to", "likely", "may", "might", "objective", "plan", "possible", "potential", "pursue", "project", "predict", "seek", "should", "strategy", "target", "will" and other words and terms of similar meaning and expression, including in connection with any discussion of future operating or financial performance. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance.

Forward-looking statements include, without limitation, statements regarding the tender offer, the merger and other related matters; prospective performance and opportunities; post-closing operations and the outlook for the businesses of ACV and Copart, including, without limitation, the anticipated benefits, cost and revenue synergies and other opportunities of the transaction, the expected impact of the transaction on Copart’s revenue growth, the combined company’s growth profile and strategy, the expected impact to Copart’s earnings per share, and the ability of Copart to integrate ACV and to advance its business, products, technology and platform; and any assumptions underlying any of the foregoing.

Copart’s and ACV’s actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including but not limited to, uncertainties as to the timing of the tender offer and the merger; the risk that the tender offer or the merger may not be completed in a timely manner or at all; uncertainties as to the percentage of ACV’s stockholders tendering their shares in the tender offer; the possibility that competing offers or acquisition proposals for ACV will be made; the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), including the risk that the anticipated cost and revenue synergies and other benefits of the transaction are not realized when expected or at all; risks related to the integration of ACV’s business, operations, technology and personnel; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require ACV to pay a termination fee or other expenses; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Copart’s business; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on ACV’s business, its ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; risks related to diverting management’s attention from Copart’s and ACV’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability.

A further list and description of these and other risks, uncertainties, and factors that could cause actual results to differ materially from those referred to in the forward-looking statements can be found in Copart’s SEC filings and reports, including in Copart’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, as well as in ACV’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and reports filed with the SEC. Given these risks and uncertainties, the reader is advised not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. Copart undertakes no obligation to publicly update or revise the information in this communication, including any forward-looking statements, except as may be required by law.